LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into and made effective as of this __1_ day of October 2004, (the "Effective Date") by and between Champion Pharmaceutical, Inc., having its principal offices at 5145 Cralyn Court, Duluth, GA 30097 ("Champion") and Tryon Labs having its principal offices at 27368 Via Industria, Suite 113, Temecula, CA 92590 ("Tryon").

BACKGROUND

1. Fleming and Company ("Fleming") is the owner of all right, title and interest in and to certain trademark rights and other rights in technology relating to the pharmaceutical product EXTENDRYL™;

2. Champion was granted a worldwide, exclusive, perpetual license with right to sublicense from Fleming pursuant to a certain "License Agreement" dated August 27, 2004 attached here to as Exhibit A.

3. Champion desires to sublicense to Tryon and Tryon accepts said sublicense subject to the terms of this Agreement.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1 Definitions. For purposes of this Agreement, the following terms will have the following meanings:

1.1 "Affiliates" means any corporation, partnership, or other entity controlling, controlled by, or under common control with (directly or indirectly) a party to this Agreement; "control" (including, with correlative meaning, the terms "control," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management, whether through the ownership of voting securities or by contract or otherwise.

1.2 "FDA" means the United States Food and Drug Administration.

1.3 "Licensed Rights" means Fleming's and Champion's trademark rights in EXTENDRYL™ and any Fleming-owned or Champion-owned proprietary information relating to formulations, the testing of formulations, sales and marketing information, historical financial data and regulatory information that relate directly to Fleming's products sold under the Extendryl mark.

1.4 "Products" means any product marketed and sold by Tryon under the Extendryl™ mark or that is substantially similar in formulation to any of the Extendryl™ products sold by Fleming, including any product line extensions.

1.5 "Net Sales" means Tryon's total sales revenue of Products based on invoice price(i) less sales taxes, and other taxes or duties and (ii) less added shipping charges and (iii) less returns to the extent credit is given for such returns. In any case where the price of a Product is not separately stated on Tryon's invoice, Net Sales means Tryon's average selling price for such Products during the period covered by the royalty report. In any case where the Product is given away, sold or transferred to an Affiliate, or sold at a discount of greater than 25% from the average selling price to non-Affiliates for such Products during the year prior to the royalty report date, the Net Sales shall be based on the average selling price for such Products to non-Affiliates during such prior year.

1.6 "Sale" or "Selling" or other similar terms means "Net Sales" and any such Sale shall be deemed to occur the date of shipment by Tryon.

2 License Grant

Effective as of January 1, 2005 (the "Effective Date of the License") Champion hereby grants to Tryon an exclusive, world-wide, perpetual license, including the right to grant sublicenses, to use the Licensed Rights in connection with the sale, marketing, and promotion of Products, subject to the terms and conditions contained herein.

3 Consideration

3.1 Royalty. In consideration for the rights granted herein, Tryon will pay to Champion an upfront payment of $50,000 and royalties as a percent of Net Sales of Products at the percentage rate set forth in Exhibit B.

3.2 Payment and Reporting of Royalties. Tryon will pay royalties quarterly within 30 days after the end of each calendar quarter during the period for which any royalty payments may be due, and will be accompanied by a written report listing at a minimum the gross sales of Products sold by Tryon during that calendar quarter, all credits applied to returned Product, the Net Sales on which royalties are due, and the royalty payment calculation for the applicable quarter. Tryon will make payments directly to Fleming as required under the License Agreement between Fleming and Champion. Tryon will make royalty payments directly to Champion as set forth in Exhibit "B".

3.3 Records, Inspections and Audits. Tryon will maintain accurate records containing sufficient data from which royalty payments due under this Agreement may be calculated. Tryon shall maintain those records for two years after the end of the calendar year to which those records relate. Tryon will, upon reasonable notice from Champion, permit examination and/or audit of such records, at Champion's expense, by Champion or Champion's designated third party accounting firm. All records disclosed during any

such inspection or audit will be deemed confidential information under this Agreement, subject to Section 8 hereof.

3.4 Payment Details. All payments from Tryon to Fleming shall be paid in United Stated Dollars and sent to the following address:

Fleming and Company
Attn: Ted Feller
1733 Gilsinn Lane
Fenton, MO 63076

All payments due from Tryon Labs to Champion shall be paid in United States Dollars and sent to the following address:

Champion Pharmaceutical, Inc.
Attn: Tim Curran
5145 Cralyn Court
Duluth, GA 30097

4 **Sublicenses.** Tryon shall have the right to sublicense the Licensed Rights subject to the terms of this Agreement and provided that Tryon shall remain liable to Champion and Fleming for payment of royalties based on Net Sales of Products by Tryon and its sublicense(s) pursuant to the terms of this Agreement. In the event Tryon elects to sublicense any or all of the Licensed Rights, Tryon shall provide written notice to Champion and Fleming prior to the effective date of any such Sublicense.

5 **Champion Obligations.** Champion agrees to provide Tryon reasonable cooperation and assistance to assure a smooth transition from the manufacture and sale of Extendryl™ products by Champion and Fleming to the manufacture and sale of Products by Tryon. Upon request of Tryon, Champion will provide Tryon with information relating to Extendryl™ product formulation, manufacture, and testing, customer lists, physician lists, and supplier lists, provided, however, that Champion makes no representations or warranties with respect to the accuracy or completeness of such information or its fitness for any particular purpose, and provided further that Champion shall have no obligations to manufacture any Extendryl™ products after the Effective Date of the License.

6 **Best Efforts.** Tryon Labs agrees to use its best efforts to promote and market Products during calendar year 2005, provided that Tryon shall be under no obligation to continue marketing and selling any or all Products beyond calendar year 2005.

7 **Warranties and Representations.** Champion warrants and represents as follows:

7.1 Champion has a world-wide, exclusive, perpetual license with rights necessary and sufficient to grant the rights contemplated by this Agreement, such

ownership, right, title and interest, free and clear of all encumbrances, liens and rights of third parties.

7.2 To Champion's knowledge, there is no third party using or infringing the Licensed Patents;

7.3 Champion has not granted, conveyed, licensed or assigned any rights in the Licensed Rights to any third party.

7.4 To Champion's knowledge there are no legal, governmental or regulatory proceedings pending against or otherwise involving Champion relating to any Licensed Rights.

8 Confidential Information

8.1 Nondisclosure. The parties agree to maintain the confidentiality of confidential information provided under this Agreement pursuant to the terms of the Confidential Information Non-Disclosure Agreement executed between the parties (the "CINDA").

8.2 Survival. The confidentiality provisions of this Section 8 and the CINDA will survive the termination of the Agreement and remain in full force and effect for a period of 5 years thereafter.

9 Term and Termination

9.1 Term. This Agreement shall extend indefinitely and until terminated for any of the following reasons:

9.1.1 Termination for Material Breach. Either party may terminate this Agreement upon a material breach of the Agreement by the other party; *provided however* that the terminating party must first give the other party written notice, which notice must state the nature of the breach in reasonable detail and that the terminating party views such alleged Material Breach as a basis for terminating this Agreement under this Section and such other party must have failed to cure that alleged breach within 30 days after receipt of such notice. Material Breach shall include, but not be limited to, failure by Tryon to make royalty payments when due.

9.1.2 Termination for Insolvency. This Agreement may be terminated by either party, with termination effective immediately upon written notice to the opposite party if the opposite party makes an assignment for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for that party's business, or proceedings are instituted against that party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days. All rights and licenses granted under or pursuant to this

Agreement are and shall otherwise be deemed to be, for purposes and section 365(n) of the U.S. Bankruptcy code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy code.

9.1.3 Termination for Failure to Market and Sell Products. Champion shall have the right to terminate in the event that Tryon ceases operations or ceases to actively promote and sell any Products or has less that $25,000 in Net Sales of Products over 4 consecutive calendar quarters.

9.1.4 Effect of Termination. In the event that either party exercises the termination provisions of Section 9.1, the license granted to Tryon under Section 2 of this Agreement shall be terminated.

10 Indemnifications and Insurance

10.1 Indemnification of Champion. Tryon shall indemnify and hold Champion and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any third party claim made or suit brought against Champion or such persons to the extent such claim is caused by or arises out of (i) Tryon negligence or willful misconduct, (ii) Tryon material breach of any terms of the Agreement, or (iii) the third party. Upon the filing of any such claim or suit, Champion shall immediately notify Tryon thereof and shall permit Tryon at its cost to handle and control such claim or suit. Champion shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in the paragraph, Tryon shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Champion.

10.2 Indemnification of Tryon. Champion shall indemnify and hold Tryon and its officers, directors shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any third party claim made or suit brought against Tryon or such persons to the extent such claim in caused by or arises out of (i) Champion's negligence or willful misconduct, (ii) Champion's material breach of any terms of this Agreement, (iii) Champion's manufacturing, marketing, distribution, sale or use of any Extendryl product(s), or (iv) any third party claim alleging breach of fiduciary obligation, usurping of corporate opportunity or other allegations of similar nature. Upon the filing of any such claim or suit, Tryon shall immediately notify Champion thereof and shall permit Champion at its cost to handle and control such claim or suit. Tryon shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Champion shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Tryon.

10.3 Insurance. Tryon or any of its sublicensees shall maintain general commercial liability, including products liability, insurance with a limit of no less than 2 million dollars in the aggregate. During the term of this Agreement both Fleming and

Champion shall be named as an additional insured on any Tryon or sublicensee policy for any and all claims arising from the Products or this Agreement. A certificate of insurance, a copy of which shall be forwarded to Champion and Fleming, shall evidence such insurance. The policy will not be cancelled or altered so as to reduce coverage unless and until Champion shall have received thirty (30) days written notice.

11 General

11.1 Relationship of the Parties. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute a partnership or joint venture or agency relationship. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

11.2 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified in writing the other party hereto):

If to Tryon, to:
Tryon Labs, Inc.
27368 Via Industria, Suite 113
Temecula, CA 92590
Attn: President

If to CHAMPION, to:
Champion Pharmaceutical, Inc
5145 Cralyn Court
Duluth, GA 30097
Attn: President and CEO

11.3 Successors and Assigns. The terms and provisions of this Agreement are assignable by and shall inure to the benefit of, and be binding upon each party and their respective successors, assigns, heirs and personal representatives.

11.4 Amendment. No amendment or modification of this Agreement will be binding unless it is in a writing, which states that it is an amendment to this Agreement, and is signed by both parties to this Agreement.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the choice of law principles of any jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Champion Pharmaceuticals, Inc.

By____________________

Its President

Tim Curran

Tryon Labs, Inc.

By____________________

Its President